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                     October 17, 2023

       Andy Yeung
       Chief Financial Officer
       Yum China Holdings, Inc.
       101 East Park Boulevard, Suite 805
       Plano, Texas 75074

                                                        Re: Yum China Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-37762

       Dear Andy Yeung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Lindsey Smith